EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Anthony J. Sanzio (Media) (856) 968-4390
Leonard F. Griehs (Analysts)
(856) 342-6428
CAMPBELL REPORTS FIRST QUARTER RESULTS:
STRONG U.S. SOUP PERFORMANCE DRIVES 8 PERCENT SALES INCREASE;
EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $.66 COMPARED TO $.69 IN
THE PRIOR PERIOD ON AN AS REPORTED BASIS; EPS FROM CONTINUING OPERATIONS OF $.66
INCREASED 16 PERCENT OVER PRIOR YEAR ADJUSTED PRO FORMA BASE.
     CAMDEN, NJ, November 20, 2006—Campbell Soup Company (NYSE: CPB) today reported an 8 percent sales increase to $2,153 million in the quarter ended October 29, 2006, and earnings from continuing operations of $269 million, compared to $286 million in the prior year. Earnings per share from continuing operations for the current quarter were $.66, compared to $.69 as reported in the year-ago period. Both earnings and earnings per share in the year-ago period included several items that impact the comparability of results from continuing operations.
     After factoring in the items that impact comparability into the fiscal 2006 reported results, earnings from continuing operations would have been $226 million in the prior-year period compared to $269 million in the current quarter. Adjusted pro forma earnings per share would have been $.57 in the prior-year period compared to $.66 in the current quarter, an increase of 16 percent.

     The items recorded in the first quarter of fiscal 2006 that impact the comparability of earnings from continuing operations are:
▪	The company recorded a non-cash tax benefit of $47 million resulting from the favorable resolution of a U.S. tax contingency related to transactions in government securities in a prior period. In addition, Campbell reduced interest expense and accrued interest payable by $21 million, and adjusted deferred tax expense by $8 million ($13 million after tax). The aggregate non-cash impact of the settlement on earnings was $60 million, or $.14 per share.

▪	The company recorded an incremental tax expense of $8 million, or $.02 per share, associated with the repatriation of non-U.S. earnings under the American Jobs Creation Act.

▪	The company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change resulted in a $13 million pre-tax gain, $8 million after tax, or $.02 per share.
     One additional adjustment to earnings per share from continuing operations is required for comparability.
     In August 2006, upon completing the sale of its U.K. and Ireland businesses for approximately $870 million, Campbell announced a special share repurchase program for $620 million of the proceeds. To provide comparability of results, the company’s adjusted 2006 results reflect the pro forma impact of utilizing $620 million of the proceeds from the sale to repurchase 17 million shares, an incremental impact of $.02 per share.
     This results in a 2006 adjusted pro forma base of $.57 compared to $.66 for the first quarter of fiscal 2007.
     A detailed reconciliation of the adjusted fiscal 2007 and 2006 financial information to the reported financial information is attached to this release.
     Earnings from discontinued operations in the quarter were $22 million compared to $16 million in the prior year. Earnings for the current year’s first quarter reflected a $36 million gain, $22 million after tax, or $.05 per share, from the sale of the U.K. and Ireland businesses, while the prior year’s earnings of $.04 per share represented operating performance.
     For the first quarter, sales were $2,153 million, an increase of 8 percent. Sales for the quarter reflect the following factors:
▪	Volume and mix added 4 percent

▪	Price and sales allowances added 2 percent

▪	Decreased promotional spending added 1 percent

▪	Currency added 1 percent
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We achieved strong first quarter results across our key strategic growth platforms of simple meals and baked snacks.
     “Within simple meals, our U.S. soup business delivered strong growth across all formats—condensed, ready-to-serve, and broth. Given our strategic emphasis on wellness, we are encouraged by the introduction of our new lower sodium soups, featuring natural sea salt. Although this initiative is in its early stages, consumer trial has been solid and initial shipments have exceeded our expectations. We will have a better sense of the incremental impact of this effort as the year progresses.
     “Within baked snacks, we achieved strong growth in our Pepperidge Farm bakery and cookies and crackers businesses, as well as solid gains in Arnott’s biscuit business in Australia. Additionally, our beverage business continued its strong growth trend, driven by the innovative ‘V8 V-Fusion’ juice beverages and ‘V8’ vegetable juices.
     “Overall, we are pleased with this very good start to the year.”
     The company confirmed its fiscal 2007 guidance for earnings per share from continuing operations to increase between 5 and 7 percent from the adjusted pro forma fiscal year 2006 base of $1.73.
     At the end of the quarter, total debt was $2,863 million compared to $2,976 million a year ago. Net debt, or total debt minus cash and cash equivalents, was $2,633 million compared to $2,931 million a year ago, a reduction of $298 million.
     During the first quarter, Campbell completed its previously announced program to utilize $620 million of the proceeds from the sale of its U.K. and Ireland businesses to repurchase shares. This was accomplished through two accelerated share repurchase transactions for $600 million and $20 million of open market transactions. This is in addition to the three-year $600 million share repurchase plan announced in November 2005 and Campbell’s ongoing practice of buying back shares sufficient to offset shares issued under incentive compensation plans. In total, the company purchased 19.9 million shares for $751 million during the first quarter.

Summary of Fiscal 2007 First Quarter Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $1,052 million, up 8 percent from $970 million a year ago. The change in sales reflects the following factors:
▪	Volume and mix added 4 percent

▪	Price and sales allowances added 3 percent

▪	Decreased promotional spending added 1 percent
     Operating earnings were $322 million compared with $288 million in the prior-year period. Earnings in the prior-year period included an $8 million gain from a change in the method of accounting for inventory. Operating earnings were driven by higher selling prices, increased volume, and productivity gains, partially offset by cost inflation.
     Total soup sales for the quarter increased 10 percent, driven by the following:
▪	Sales of “Campbell’s” condensed soups increased 7 percent with gains in both eating and cooking soups. Condensed eating soups delivered double-digit growth due to increased advertising and effective back-to-school merchandising. Solid consumer trial of new lower sodium soups also had a positive impact on sales. Sales increases in condensed cooking soups were driven by new casserole focused advertising. Sales of condensed soups continued to benefit from the gravity-feed shelving systems, now installed in more than 16,000 grocery stores.

▪	Sales of ready-to-serve soups increased 15 percent for the quarter driven by significant volume increases. Highlights for ready-to-serve soup sales performance are as follows:
o	“Campbell’s Select” and “Campbell’s Chunky” soups had strong sales growth in both cans and microwavable bowls driven by increased advertising and promotions.

o	Ready-to-serve soups also benefited from continued strong demand for “Campbell’s” classic soup varieties in microwavable bowls. New varieties of vegetable beef and creamy tomato were added in the quarter.

o	Overall, the company’s convenience line of soups in microwavable bowls and cups achieved very strong double-digit sales growth.

o	Both “Campbell’s Select” and “Campbell’s Chunky” soups sales benefited from strong consumer trial of seven new “Campbell’s Healthy Request” lower sodium varieties.

o	As expected, sales of “Campbell’s Select Gold Label” soups declined versus the year-ago period, which benefited from higher levels of shipments during its introduction. However, customer and consumer response continued to be favorable.
▪	Sales of “Swanson” broth increased 8 percent for the quarter due to continued growth in aseptically-packaged broth.

     Highlights of this segment’s other businesses include:
▪	Beverage sales grew at a double-digit rate, driven by the introduction of “V8 V-Fusion,” a 100% juice beverage that provides a full serving of vegetables and fruit, as well as the strong performance of “V8” vegetable juices. Launched in the second quarter of fiscal 2006, “V8 V-Fusion” continues to be favorably received by the trade and consumers.

▪	“Prego” pasta sauce sales declined for the quarter, due to the timing of promotional activity, while sales of “Pace” Mexican sauces posted solid gains.
Baking and Snacking
     Sales for Baking and Snacking were $484 million, up 6 percent from $458 million a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 4 percent

▪	Price and sales allowances added 2 percent
     Operating earnings were $68 million compared with $50 million in the prior-year period. Earnings in the prior-year period included a $5 million gain from a change in the method of accounting for inventory. Operating earnings were driven by significant gains at Pepperidge Farm, primarily due to higher volumes and lower marketing costs compared to the prior year’s quarter which included marketing expenses related to the launch of “Whims” poppable cookie snacks. “Whims” was subsequently discontinued.

Arnott’s also delivered significant earnings growth from favorable product mix, higher selling prices, and productivity improvements.
     Further details of sales results include the following:
▪	Pepperidge Farm achieved double-digit sales growth with gains in each of its businesses—bakery, cookies and crackers, and frozen.
o	In the cookies and crackers business, double-digit sales gains were driven by significant growth of “Goldfish” crackers, due to effective promotional activity and new 100-calorie packs. Expanded distribution of single-serve products in convenience and drug store channels, along with gains in “Milano” cookies, also contributed to growth.

o	Pepperidge Farm’s bakery business also delivered strong sales gains behind continued growth of fresh breads, driven by the continued popularity of whole grain varieties.
▪	At Arnott’s, sales decreased slightly as solid gains in the biscuit business were offset by declines in the snack foods business and the unfavorable impact of currency.
International Soup and Sauces
     Sales for International Soup and Sauces were $346 million, up 11 percent from $312 million a year ago. The change in sales reflects the following factors:
▪	Volume and mix added 6 percent

▪	Price and sales allowances added 1 percent

▪	Currency added 4 percent

     Operating earnings were $48 million compared to $35 million in the year-ago period. Operating earnings were driven by double-digit increases in the Canadian and European businesses and by the favorable impact of currency.
     Further details of sales results include the following:
▪	The Canadian business delivered strong sales results driven by currency and solid performance of its soup business.

▪	The company’s European business is focused in four geographies: France, Germany, Belgium, and the Nordic region. Sales in Europe increased during the first quarter across all markets due to the favorable impact of currency and volume gains in each of these businesses.
Other
     The balance of the portfolio includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
     Segment sales were $271 million, up 3 percent from $262 million a year ago. A breakdown of the change in sales follows:
▪	Price and sales allowances added 4 percent

▪	Increased promotional spending subtracted 1 percent
     Operating earnings were $26 million, flat with the prior-year period.
     Further details include the following:
▪	Godiva Chocolatier sales increased in North America and international markets. Godiva is currently relaunching its Gold

Ballotin assortment with new contemporary packaging, new chocolates, and reformulated classic varieties.

▪	Away From Home sales increased slightly, due to gains in frozen soup.
Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2007 and 2006 financial information to the reported financial information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.
Conference Call
     The company will host a conference call to discuss these results on November 20, 2006 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-802-4323 and non-U.S. participants at 1-703-639-1320. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Shareholder Event / Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight November 24, 2006 at 1-888-266-2081 or 1-703-925-2533. The access code is 993507.
Forward-Looking Statements
     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, share repurchase, new product introductions and innovation, cost-saving initiatives, quality improvements, and portfolio strategies, including divestitures, on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.

     International Soup and Sauces includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.
     Other includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
     Campbell Soup Company is a global manufacturer and marketer of high quality simple meals, including soups, baked snacks, vegetable-based beverages, and premium chocolate products. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” and “Godiva.” For more information on the company, visit Campbell’s website at www.campbellsoupcompany.com.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 29,	October 30,
	2006	2005
Net sales	$2,153	$2,002

Costs and expenses
Cost of products sold	1,236	1,156
Marketing and selling expenses	316	318
Administrative expenses	135	125
Research and development expenses	26	24
Other expenses / (income)	2	(2)

Total costs and expenses	1,715	1,621

Earnings before interest and taxes	438	381
Interest, net	41	26

Earnings before taxes	397	355

Taxes on earnings	128	69

Earnings from continuing operations	269	286
Earnings from discontinued operations	22	16

Net earnings	$291	$302

Per share — basic
Earnings from continuing operations	$.68	$.70
Earnings from discontinued operations	.06	.04

Net earnings	$.74	$.74

Dividends	$.20	$.18

Weighted average shares outstanding — basic	395	409

Per share — assuming dilution
Earnings from continuing operations	$.66	$.69
Earnings from discontinued operations	.05	.04

Net earnings	$.72	$.73

Weighted average shares outstanding - assuming dilution	405	414

In fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share).
In fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on earnings from continuing operations was $60, or $.14 per share.
In fiscal 2006, incremental tax expense of $8 (or $.02 per share) was recorded related to earnings repatriated from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.
The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 29,	October 30,	Percent
	2006	2005	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$1,052	$970	8%
Baking and Snacking	484	458	6%
International Soup and Sauces	346	312	11%
Other	271	262	3%

Total sales	$2,153	$2,002	8%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$322	$288	12%
Baking and Snacking	68	50	36%
International Soup and Sauces	48	35	37%
Other	26	26	0%

Total operating earnings	464	399	16%
Unallocated corporate expenses	(26)	(18)

Earnings before interest and taxes	438	381	15%
Interest, net	(41)	(26)
Taxes on earnings	(128)	(69)

Earnings from continuing operations	269	286	-6%
Earnings from discontinued operations	22	16

Net earnings	$291	$302	-4%

Per share — assuming dilution
Earnings from continuing operations	$.66	$.69	-4%
Earnings from discontinued operations	.05	.04

Net earnings	$.72	$.73

In fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share). The pre-tax benefit is reflected as follows: U.S. Soup, Sauces and Beverages — $8 and Baking and Snacking — $5.
In fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on earnings from continuing operations was $60, or $.14 per share.
In fiscal 2006, incremental tax expense of $8 (or $.02 per share) was recorded related to earnings repatriated from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.
The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	October 29,	October 30,
	2006	2005
Current assets	$2,092	$1,881
Plant assets, net	1,939	1,957
Intangible assets, net	2,362	3,006
Other assets	631	320

Total assets	$7,024	$7,164

Current liabilities	$2,637	$2,438
Long-term debt	2,116	2,225
Nonpension postretirement benefits	275	278
Other liabilities	728	710
Shareowners’ equity	1,268	1,513

Total liabilities and shareowners’ equity	$7,024	$7,164

Total debt	$2,863	$2,976

Cash and cash equivalents	$230	$45

Net debt	$2,633	$2,931

Certain reclassifications were made to prior year financial statements.

Reconciliation of GAAP and Non-GAAP Financial Measures
First Quarter Ended October 29, 2006
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between current results and prior period results and a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	October 29, 2006	October 30, 2005
Current notes payable	$747	$751
Long-term debt	2,116	2,225

Total debt	$2,863	$2,976

Less: Cash and cash equivalents	(230)	(45)

Net Debt	$2,633	$2,931

The company believes that financial information excluding certain changes in accounting methods and other transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded from the results.
In fiscal 2006, the following changes in accounting methods and tax matters impacted earnings from continuing operations:
(1)	The company changed the method of determining the cost of certain U.S. inventories from the LIFO method to the average cost method. As a result, the company recorded a $13 million pre-tax, $8 million after tax, benefit from the change in accounting method.

(2)	The company recorded a non-cash tax benefit of $47 million resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 million and adjusted deferred tax expense by $8 million ($13 million after tax). The aggregate non-cash impact of the settlement on earnings from continuing operations was $60 million, or $.14 per share.

(3)	The company recorded incremental tax expense of $8 million associated with the repatriation of earnings under the American Jobs Creation Act (“AJCA”).

The table below reconciles financial information, presented in accordance with GAAP, to financial information excluding the impact of changes in accounting methods and certain tax matters:

		First Quarter
(millions, except per share amounts)		Oct. 29, 2006	Oct. 30, 2005	% Change
Earnings before interest and taxes, as reported		$438	$381
Deduct: Impact of change in inventory accounting method (1)		—	(13)

Adjusted Earnings before interest and taxes		$438	$368	19%

Interest, net, as reported		$41	$26
Add:	Reduction in interest expense related to the favorable resolution of tax contingency (2)	—	21

Adjusted Interest, net		$41	$47

Adjusted Earnings before taxes		$397	$321	24%

Taxes on earnings, as reported		$128	$69
Deduct:	Tax impact of change in inventory accounting method (1)	—	(5)
Add:	Adjustment to tax expense related to the favorable resolution of tax contingency (2)	—	39
Deduct:	Incremental tax expense associated with the repatriation of earnings under the AJCA (3)	—	(8)

Adjusted Taxes on earnings		$128	$95

Adjusted effective income tax rate		32.2%	29.6%

Earnings from continuing operations, as reported		$269	$286
Deduct:	Impact of change in inventory accounting method (1)	—	(8)
Deduct:	Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (2)	—	(60)
Add:	Incremental tax expense associated with the repatriation of earnings under the AJCA (3)	—	8

Adjusted Earnings from continuing operations		$269	$226	19%

Diluted earnings per share — continuing operations, as reported		$0.66	$0.69
Deduct:	Impact of change in inventory accounting method (1)	—	(0.02)
Deduct:	Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (2)	—	(0.14)
Add:	Incremental tax expense associated with the repatriation of earnings under the AJCA (3)	—	0.02

Adjusted Diluted earnings per share — continuing operations		$0.66	$0.55	20%

Pro Forma Impact of Use of Proceeds from Sale of Businesses
In August 2006, the company completed the sale of its businesses in the United Kingdom and Ireland for £460 million or approximately $870 million and announced that approximately $620 million of the net proceeds would be used to repurchase shares. To improve the comparability of results, the following table illustrates the pro forma impact had 17 million shares been repurchased and eliminated from shares outstanding in the prior year:

	First Quarter
(millions, except per share amounts)	Oct. 29, 2006	Oct. 30, 2005	% Change
Adjusted Earnings from continuing operations	$269	$226	19%

Adjusted Diluted earnings per share — continuing operations	$0.66	$0.55	20%

Weighted average shares outstanding — assuming dilution, as reported	405	414
Deduct: Pro forma impact of shares repurchased	—	(17)

Pro forma weighted average shares outstanding — assuming dilution	405	397

Pro forma Diluted earnings per share — continuing operations	$0.66	$0.57	16%